[MHM logo]

January 26, 2009

United States Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the disclosures included in Item 4.01 of Form 8-K/A to be filed by Quest Resource Corporation, and we agree with the statements made in those disclosures insofar as they relate to our Firm.

/s/ Murrell, Hall, McIntosh & Co., PLLP

Murrell, Hall, McIntosh & Co., PLLP

Oklahoma City, Oklahoma